EXHIBIT 99.1

     VIRBAC CORPORATION

     David G. Eller, President & CEO
     817-831-5030

     Bill Barry
     817-296-0201

FOR IMMEDIATE RELEASE

VIRBAC CORPORATION’S FRENCH PARENT ISSUES STATEMENT

FORT WORTH, TX, April 30, 2004 — Virbac Corporation (OTC BB: VBAC.PK), announced today that its French affiliate has made the following statement regarding the inclusion of estimated financial information in its estimated accounts filed with French regulators.

“In the United States, as a result of the inquiry conducted by the audit committee in November 2003, Virbac Corporation will restate its 2001, 2002 and first half of 2003 financial statements. These statements will be fully audited by the external auditors of the company. This audit is not completed at the end of April. Nevertheless, Virbac S.A. has estimated that the level of uncertainty related to the information gathered at this stage was acceptable and, as a result, included past year restatements and 2003 preliminary financial statements in its consolidated accounts.

The adjustments for 2001 and 2002 are twofold:

- Definitive losses: reversal of revenues related to some products that were subsequently destroyed or returned after their shelf life has expired and adjustments of certain expenses, assets and depreciation of inventories. The net impact of these corrections has been recorded as “correction of errors” in the 2003 consolidated statements and amounted to 2.3 million euros of which 1.4 is the Group share.

- Timing differences related to sales that should have been accounted as of the time of payment at the time of delivery. These timing differences, which fall down from one year to the next, have no incidence in the consolidated accounts.

In addition, Virbac Corp’s contribution to the 2003 consolidated profit is negative due to the expenses incurred in relation to the inquiry, the thorough evaluation of expenses and depreciation, and the slow down of sales at year-end.”

Virbac Corporation also advised its shareholders that, while it believes Virbac S.A.’s estimates to be reasonable, they should await the release of audited financial statements by the Company.

Virbac Corporation, located in Fort Worth, Texas, markets leading veterinary products under the brand names of Soloxine®, C.E.T. ® Home Dental Care, the Allerderm line of dermatology products, IVERHART™ PLUS Flavored Chewables, and Preventic® Plus. For more information on Virbac and its products, please visit www.virbaccorp.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate, “expect,” “plan,” “intend,” “could,” “designed,” and similar expressions may identify forward-looking statements. These forward looking statements are based upon estimates and assumptions that are subject to risks and uncertainties. Because of these risks and uncertainties, some of which may not be currently ascertainable and many of which are beyond Virbac’s control, actual future events may deviate from the estimates and assumptions on which the forward-looking statements are based. Deviations between actual future events and Virbac’s estimates and assumptions could lead to results that are materially different from those expressed in or implied by the forward-looking statements contained in this press release. Virbac does not intend to update these forward- looking statements to reflect actual future events.